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                                                                                                         Exhibit 12.01

                      COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                          (Dollars in millions, except ratios)


                                                          Six Months Ended                  Year Ended
                                                       -------------------- --------------------------------------------
                                                        June 30,   June 30, Dec. 31, Dec. 31, Dec. 31, Dec. 31, Dec. 31,
                                                          2000       1999    1999     1998     1997     1996     1995
                                                       ---------  --------- -------- -------- -------- -------- --------
Income before taxes on income                            $391.1     $290.9  $674.9   $482.3   $665.8   $519.1   $356.9
Adjustments:
  Share of earnings before taxes of 50% owned companies   106.1       72.2   167.8    175.2    111.3    129.5     94.7
  Gain (loss) before taxes of greater than 50% owned
    unconsolidated subsidiary                              (1.4)              (1.2)                       0.7     (3.1)
  Distributed income of less than 50% owned companies
    and share of loss if debt is guaranteed                                            (1.1)
  Amortization of capitalized interest                      5.8       7.4     14.5     14.4     16.6     11.8      9.6
  Fixed charges net of capitalized interest                82.8      73.5    156.9    138.8    154.9    113.8     90.8
                                                       ---------  --------- -------- -------- -------- -------- --------
Earnings before taxes and fixed charges as adjusted      $584.4    $444.0 $1,012.9   $809.6   $948.6   $774.9   $548.9
                                                       =========  ========= ======== ======== ======== ======== ========
Fixed charges:
  Interest incurred                                        $72.0    $66.7   $134.5   $113.6   $107.7    $79.4    $71.7
  Share of interest incurred of 50% owned companies and
    interest on guaranteed debt of less than 50% owned
    companies                                               14.1     18.7     33.5     45.4     51.5     38.8     10.2
  Interest incurred by greater than 50% owned
    unconsolidated subsidiary                                                                                      0.7
  Portion of rent expense which represents interest factor  11.4     10.4     21.4     19.4     17.2     13.7     14.6
  Share of portion of rent expense which represents
    interest factor for 50% owned companies                  3.1      2.6      5.0      5.0      3.8      1.4      2.7
  Portion of rent expense which represents interest factor
    for greater than 50% owned unconsolidated subsidiary
  Amortization of debt costs                                 1.7      1.7      3.9      3.4      1.8      2.6      0.5
                                                       ---------  --------- -------- -------- -------- -------- --------
Total fixed charges                                        102.3    100.1    198.3    186.8    182.0    135.9    100.4
Capitalized interest                                       (19.5)   (26.6)   (41.4)   (48.0)   (27.1)   (22.1)    (9.6)
                                                       ---------  --------- -------- -------- -------- -------- --------
Total fixed charges net of capitalized interest            $82.8    $73.5   $156.9   $138.8   $154.9   $113.8    $90.8
                                                       =========  ========= ======== ======== ======== ======== ========
Preferred dividends:
  Preferred dividend requirements                           $0.4     $2.9     $3.5    $15.3    $15.3    $15.7    $15.7
  Ratio of pre-tax income to income before minority
    interest and equity earnings                             2.0      1.4      1.4      1.4      1.5      1.5      1.5
                                                       ---------  --------- -------- -------- -------- -------- --------
  Pre-tax preferred dividend requirement                     0.8      4.1      4.9     21.4     23.0     23.6     23.6

Total fixed charges                                        102.3    100.1    198.3    186.8    182.0    135.9    100.4
                                                       ---------  --------- -------- -------- -------- -------- --------
Fixed charges and pre-tax preferred dividend requirement  $103.1   $104.2   $203.2   $208.2   $205.0   $159.5   $124.0
                                                       =========  ========= ======== ======== ======== ======== ========
Ratio of earnings to combined fixed charges and
 preferred dividends                                         5.7x     4.3x     5.0x     3.9x     4.6x     4.9x     4.4x
                                                       =========  ========= ======== ======== ======== ======== ========
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